Exhibit 23.0






      Consent of Independent Certified Public Accountants



The Stockholders and the
 Board of Directors
 Haven Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement Nos. 333-79740, No. 333-85056, 333-07083 and No. 333-
20823 on Forms S-8 and the Registration Statement No. 333-21129 on Form S-3 of Haven Bancorp, Inc. of our report dated January 28, 1999, relating to the consolidated statements of financial condition of Haven Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 Annual Report on Form 10-K of Haven Bancorp, Inc.


Melville, New York
March 30, 1999